Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information,

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Melissa Coley (770) 576-6577

Sara Howell (770) 576-6832

Radiant Systems, Inc. Reports Record Third Quarter Revenue

Continued growth results in adjusted earnings of $0.11 per diluted share in the third quarter and positive 2006 outlook

ATLANTA—(BUSINESS WIRE)—Oct. 27, 2005—Radiant Systems, Inc. (NASDAQ: RADS - News), a leading provider of innovative technology for the hospitality, petroleum and convenience retail and entertainment industries, today announced financial results for the third quarter ended Sept. 30, 2005.

Summary financial results for the third quarter of 2005 are as follows:

•	Total revenues for the period were $46.8 million, an increase of 28.9 percent over revenues of $36.3 million for the same period in 2004.

•	Net income for the period was $0.7 million, or approximately $0.02 per diluted share, a slight decrease of $0.1 million, or $0.01 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $3.4 million, or $0.11 per diluted share, an increase of $1.3 million, or $0.04 per diluted share, compared to the same period in 2004.

•	During the quarter the Company booked a $1.5 million write-off, approximately $0.05 per diluted share, associated with the consolidation and subleasing of excess office space. The Company expects the sublease to have a positive cash impact of approximately $1.2 to $2.0 million over the next 5 years.

Summary year to date financial results for the nine months ended Sept. 30, 2005 are as follows:

•	Total revenues were $123.7 million, an increase of 29.5 percent over revenues of $95.5 million for the same period in 2004.

•	Net income from continuing operations was $3.1 million, or approximately $0.10 per diluted share, an improvement of $3.3 million, or $0.11 per diluted share, compared to the same period in 2004.

•	Net income was $3.1 million, or approximately $0.10 per diluted share, an increase of $0.6 million, or $0.01 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $8.8 million or $0.28 per diluted share, an increase of $5.4 million, or $0.16 per diluted share, compared to the same period in 2004.

John Heyman, the Company’s chief executive officer said, “We are very pleased with our performance in the quarter. Our hospitality division continues to show strong growth and will be bolstered by the addition of the MenuLink organization and products, which greatly enhance the value we can provide to restaurant operators. Additionally we saw a significant increase in spending from major oil companies during the quarter, driven by our traditional point of sale offerings and our new Outdoor Payment Terminal product line.”

Heyman added, “We continue to see strong demand across our segments. Our pipeline is strong, our customer base is diverse and our products are delivering strong returns for our customers.”

“In addition to our strong revenue growth, we are pleased to see improvement in the gross margin of many of our products and services,” said Mark Haidet, the Company’s chief financial officer. “Our service margins continued to improve, as did the margins on our traditional point of sale products. The successful launch of our Outside Payment Terminal product line met with accelerated demand from major oil companies. This generated a temporary but significant change in sales mix during the quarter that resulted in a short term impact on our overall systems margin. Given the improvement in margins for services and traditional systems, combined with the normalization of revenues derived from Outside Payment Terminals, we expect overall margins to improve starting in the fourth quarter.”

Haidet continued, “Based on our strong pipeline and visibility into the business we are again increasing our guidance for the year for both revenue and earnings. In addition, we expect to see this success carry over into 2006 with revenue growth in the range of 15 to 20 percent and adjusted operating income growth at 30 to 60 percent.”

The Company’s updated guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings / Share Range
Quarter ending Dec. 31, 2005	$43-$46	$.10 - $.12
Year ending Dec. 31, 2005 – previous	$158 - $161	$.38 - $.40
Year ending Dec. 31, 2005 – updated	$167 - $170	$.39 - $.41
Year ending Dec. 31, 2006	$195 - $205	$.46 - $.54

On Jan. 31, 2004 the Company completed the disposition of its Enterprise Software Systems segment. The historical financial statements have been reported with the Enterprise Software Systems segment included in discontinued operations. Additionally, on Jan. 12, 2004 the Company completed its acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition.

The Company provides adjusted net income/(loss) and adjusted net income/(loss) per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income/(loss) has been adjusted to exclude amortization of acquisition related intangible assets and non-recurring charges and includes the ongoing cash benefit of the utilization of net operating losses. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its third quarter 2005 conference call today at approximately 5 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-334-9269 - reference ID# T586456R.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality, petroleum and convenience retail and entertainment industries. Radiant’s point-of-sale, self-service kiosk and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$18,914	15,067
Accounts receivable, net	27,921	25,997
Inventories	18,997	18,647
Other short-term assets	2,618	2,122

Total current assets	68,450	61,833
Property and equipment, net	9,517	8,590
Software development costs, net	2,289	2,344
Goodwill	34,827	34,927
Intangibles, net	18,180	22,029
Other long-term assets	325	31

	$133,588	129,754

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$23,220	24,123
Accrued contractual obligations and payables due to Related Party	1,875	2,982
Customer deposits and unearned revenue	12,575	9,881
Current portion of long-term debt	3,043	5,661

Total current liabilities	40,713	42,647

Client deposits and deferred revenues, net of current portion	423	564
Long-term debt, less current portion	12,801	12,892
Other long-term liabilities	1,388	344

Total liabilities	55,325	56,447

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 29,634,342 and 29,321,360 shares issued and outstanding	—	—
Additional paid-in capital	120,727	118,649
Accumulated other comprehensive income (expense)	(10)	244
Accumulated deficit	(42,454)	(45,586)

Total shareholders’ equity	78,263	73,307

	$133,588	129,754

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues:
System sales	$27,470	$20,349	$69,623	$48,241
Client support, maintenance and other services	19,366	15,989	54,077	47,262

Total revenues	46,836	36,338	123,700	95,503
Cost of revenues:
System sales	16,443	10,334	38,215	23,491
Client support, maintenance and other services	12,686	10,761	35,671	29,234

Total cost of revenues	29,129	21,095	73,886	52,725

Gross profit	17,707	15,243	49,814	42,778
Operating Expenses:
Product development	3,686	3,135	9,995	9,800
Sales and marketing	4,940	4,889	13,654	13,941
Depreciation of fixed assets	794	967	2,420	2,826
Amortization of intangible assets	1,283	1,281	3,850	3,607
Impairment write-off of HotelTools software	—	—	550	—
Lease restructuring charges	1,450	—	1,450	—
General and administrative	4,405	3,879	13,453	11,961

Total operating expenses	16,558	14,151	45,372	42,135
Income from operations	1,149	1,092	4,442	643
Interest and other (expense) income, net	(268)	(256)	(735)	(690)

Income (loss) from continuing operations before income taxes	881	836	3,707	(47)
Income tax provision	150	32	575	129

Income (loss) from continuing operations	731	804	3,132	(176)
Discontinued operations
Loss from operations of Enterprise business, net	—	—	—	(913)
Gain on disposal of Enterprise business, net	—	—	—	3,626

Income from discontinued operations	—	—	—	2,713

Net income	$731	$804	$3,132	$2,537

Income (loss) per share from continuing operations
Basic	$0.02	$0.03	$0.11	$(0.01)

Diluted	$0.02	$0.03	$0.10	$(0.01)

Net income per share
Basic	$0.02	$0.03	$0.11	$0.09

Diluted	$0.02	$0.03	$0.10	$0.09

Weighted average shares outstanding:
Basic	29,596	28,705	29,360	28,796

Diluted	31,999	29,404	31,333	28,796

Reconciliation of Adjusted Net Income:
Net income (loss)	$731	$804	$3,132	$2,537
Operations of discontinued business	—	—	—	913
Gain on disposal of discontinued business	—	—	—	(3,626)
Impairment write-off of HotelTools software, net of tax effect	—	—	523	—
Lease restructuring charge, net of tax effect	1,416	—	1,416	—
Amortization of purchased intangibles, net of tax effect	1,252	1,281	3,754	3,607

Adjusted net income	$3,399	$2,085	$8,825	$3,431

Adjusted net income per diluted share	0.11	$0.07	$0.28	$0.12